Exhibit 99.1

G&K Services Reports Fiscal 2010 Second Quarter Results

Company Drives Sequential Improvement in Operating Margin and Earnings;
Continues to Generate Strong Free Cash Flow

MINNEAPOLIS--(BUSINESS WIRE)--January 26, 2010--G&K Services, Inc. (NASDAQ: GKSR), today reported second quarter fiscal 2010 revenue of $206.4 million, which compares to revenue of $241.8 million in the prior-year period. On a sequential basis, total revenue declined by 0.8 percent as a result of lost revenue due to divestiture activity, continued difficult economic conditions and the impact of holiday shutdowns. These revenue impacts were partially offset by higher sequential direct sale volume, continued stabilization of customer employment levels and a stronger Canadian dollar.

The company reported second quarter net earnings of $0.39 per diluted share, compared to $0.52 per diluted share in the prior year. For the quarter, earnings included gains from divestiture activity and asset sales, which totaled approximately $0.08 per diluted share. Second quarter earnings also benefited from savings from expense reduction activities, lower energy costs, a decrease in merchandise expense and a lower effective tax rate. These benefits were offset by the reduction in fixed cost absorption due to lower revenue. The company drove a sequential improvement in earnings per diluted share, even when excluding the net gain from divestitures and a lower effective tax rate.

“Our results were consistent with our expectations,” said Douglas A. Milroy, G&K’s chief executive officer. “Second quarter revenue continued to stabilize and we drove a sequential improvement in operating margin and earnings. Our new game plan continues to move us forward as we drive a sharpened focus on increasing customer service, while also reducing costs and improving underperforming locations.”

Income Statement Review

Second quarter revenue from rental operations decreased to $191.3 million, down from $221.2 million in the prior-year period. The company’s rental organic growth rate was negative 14.0 percent, and reflects continued pressure from lower customer employment levels, increased customer financial difficulties, lower pricing and decreased new account sales. On a sequential basis, the rental organic growth rate was consistent with the company’s first quarter results. For the quarter, direct sale revenue was also lower than the prior-year period, as a result of continued weak economic conditions and the non-renewal of one large customer.

Second quarter operating margin was 6.9 percent, compared to 8.1 percent in the prior-year period. When excluding net gains from divestitures and asset sales, second quarter adjusted operating margin was 5.9 percent, up 60 basis points from the company’s first quarter adjusted operating margin. The sequential improvement in adjusted operating margin resulted from a reduction in staffing levels, efficient utilization of merchandise and the recent modification of certain benefit and incentive programs. These operating margin improvements were partially offset by costs associated with a union decertification at one location and expenses related to divestiture activity.

During the quarter, the company divested the majority of its North American cleanroom operation, and one flat linen business. As a result of these divestitures and other asset sales, the company recorded a gain of $0.08 per diluted share and generated net cash from investing activities of $9.1 million.

Financial Strength

The company’s balance sheet remains strong. As of December 26, 2009, the company had total borrowings of $197.9 million and a debt to capitalization ratio of 30.1 percent. Total shareholder’s equity at the end of the second quarter was $459.2 million.

The company continued to generate strong cash flow from operations and has reduced its debt, net of cash, by $87.2 million from the second quarter of fiscal 2009. Cash provided by operating activities for the six months ended December 26, 2009 was $37.3 million, driven by strong working capital management. For the six month period, free cash flow, defined as cash flow from operations less capital expenditures, was $30.6 million, compared to $23.7 million in the prior-year period.

Outlook

The company expects third quarter revenue and operating margin to be generally consistent with the second quarter, after adjusting for divestitures and the annual reset of payroll taxes.

As previously disclosed, the company does not provide a specific quarterly range for anticipated revenue or earnings due primarily to prolonged difficult economic and employment conditions and numerous operating changes currently being executed as part of the company’s new game plan.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CST) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through February 25, 2010.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 8,000 employees serving approximately 170,000 customers from over 160 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures

The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude non-cash impairment and certain other charges, may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended December 26, 2009			Three Months Ended December 27, 2008
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$14,278	$7,166	$0.39	$19,508	$9,538	$0.52
Less: Divestitures of business assets	(2,043)	(1,551)	(0.08)	-	-	-
As Adjusted	$12,235	$5,615	$0.31	$19,508	$9,538	$0.52

	Six Months Ended December 26, 2009			Six Months Ended December 27, 2008
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$24,124	$10,434	$0.57	$28,937	$10,996	$0.59
Less: Divestitures of business assets	(2,043)	(1,551)	(0.08)	-	-	-
Add: Severance expense	1,082	668	0.04	-	-	-
Add: Cost reduction activities and reserves for certain matters	-	-	-	10,358	7,838	0.42
As Adjusted	$23,163	$9,551	$0.53	$39,295	$18,834	$1.01

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Six Months Ended
	December 26,	December 27,	December 26,	December 27,
(U.S. Dollars, in thousands, except per share	2009	2008	2009	2008
data)

Revenues
Rental operations	$191,313	$221,206	$386,979	$450,339
Direct sales	15,047	20,547	27,512	36,650
Total revenues	206,360	241,753	414,491	486,989

Operating Expenses
Cost of rental operations	134,438	152,039	272,868	313,871
Cost of direct sales	11,186	15,217	20,591	27,301
Selling and administrative	46,458	54,989	96,908	116,880
Total operating expenses	192,082	222,245	390,367	458,052
Income from Operations	14,278	19,508	24,124	28,937
Interest expense	3,689	3,821	7,400	7,418
Income before Income Taxes	10,589	15,687	16,724	21,519
Provision for income taxes	3,423	6,149	6,290	10,523
Net Income	$7,166	$9,538	$10,434	$10,996
Basic weighted average number
of shares outstanding	18,326	18,490	18,292	18,557
Basic Earnings per Common Share	$0.39	$0.52	$0.57	$0.59
Diluted weighted average number
of shares outstanding	18,341	18,490	18,322	18,622
Diluted Earnings per Common Share	$0.39	$0.52	$0.57	$0.59

Dividends per share	$0.075	$0.07	$0.15	$0.14

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	December 26,	June 27,
	2009	2009
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$12,791	$13,136
Accounts receivable, net	84,586	85,209
Inventories, net	124,435	135,492
Other current assets	22,766	21,241
Total current assets	244,578	255,078

Property, Plant and Equipment, net	205,835	216,736
Goodwill	325,211	319,942
Other Assets	61,235	59,412
Total assets	$836,859	$851,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$29,112	$29,134
Accrued expenses	77,559	79,010
Deferred income taxes	3,586	3,414
Current maturities of long-term debt	7,548	7,744
Total current liabilities	117,805	119,302

Long-Term Debt, net of Current Maturities	190,348	224,781
Deferred Income Taxes	1,077	1,893
Accrued Income Taxes – Long Term	12,027	12,016
Other Noncurrent Liabilities	56,356	55,820
Stockholders' Equity	459,246	437,356
Total liabilities and stockholders’ equity	$836,859	$851,168

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Six Months Ended
	December 26,	December 27,
(U.S. dollars, in thousands)	2009	2008
Operating Activities:
Net income	$10,434	$10,996
Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	20,356	22,653
Other adjustments	(1,398)	2,343
Changes in current operating items	6,774	(1,758)
Other assets and liabilities	1,181	3,281
Net cash provided by operating activities	37,347	37,515
Investing Activities:
Property, plant and equipment additions, net	(6,728)	(13,766)
Divestitures of business assets, net	10,457	-
Net cash provided by/(used for) investing activities	3,729	(13,766)
Financing Activities:
Payments of long-term debt	(7,336)	(7,345)
(Payments of)/Proceeds from revolving credit facilities, net	(31,067)	4,700
Cash dividends paid	(2,808)	(2,625)
Net issuance of common stock, primarily under stock option plans	-	209
Purchase of common stock	(373)	(16,769)
Net cash used for financing activities	(41,584)	(21,830)
(Decrease)/Increase in Cash and Cash Equivalents	(508)	1,919
Effect of Exchange Rates on Cash	163	(1,215)

Cash and Cash Equivalents:
Beginning of period	13,136	12,651
End of period	$12,791	$13,355

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations